[Letterhead of Weinick Sanders Leventhal & Co., LLP]

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 2 of the Registration Statement of Atec Group, Inc. on Form S-3 of our report dated August 18, 1997 on our audits of the consolidated financial statements of Atec Group, Inc. and Subsidiaries as at June 30, 1997 and 1996 and for the three years ended June 30, 1997, which report is included in the Company's annual report on Form 10-K/A#1 filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. We also consent to the reference to our firm under the caption "Experts".

/s/ Weinick Sanders Leventhal & Co., LLP
WEINICK SANDERS LEVENTHAL & CO., LLP

New York, N.Y.
March 20, 1998